Exhibit 99(j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “General Information” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 1,215 to the Registration Statement (Form N-1A, No. 333-123257 and No. 811-10325) of Market Vectors ETF Trust and to the incorporation by reference of our reports dated June 19, 2013 on Fallen Angel High Yield Bond ETF, Investment Grade Floating Rate ETF, Treasury-Hedged High Yield Bond ETF, Mortgage REIT Income ETF, BDC Income ETF, Preferred Securities ex Financials ETF, Emerging Markets High Yield Bond ETF, Emerging Markets Local Currency Bond ETF, International High Yield Bond ETF, LatAm Aggregate Bond ETF, Renminbi Bond ETF, CEF Municipal Income ETF, High-Yield Municipal Index ETF, Intermediate Municipal Index ETF, Long Municipal Index ETF, Pre-Refunded Municipal Index ETF and Short Municipal Index ETF (seventeen of the investment funds constituting part of Market Vectors ETF Trust) included in the Annual Reports to Shareholders for the fiscal year ended April 30, 2013.

/s/ ERNST & YOUNG LLP

New York, NY

August 23, 2013

A member firm of Ernst & Young Global Limited